Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 75 to the Registration Statement (Form N-1A, No. 002-91577) of our report dated December 20, 2013 on the financial statements and financial highlights of DWS Unconstrained Income Fund (now Deutsche Unconstrained Income Fund) (one of the Funds comprising Deutsche Income Trust), included in the Fund’s Annual Report for the fiscal year ended October 31, 2013.

/s/ Ernst & Young

Boston, Massachusetts
October 28, 2014